EXHIBIT 99.1

The Chemours Company Reports Third Quarter 2024 Results and

Outlines Refreshed Corporate Strategy

Wilmington, Del., November 4, 2024 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global leader in delivering innovative performance chemistry through Thermal & Specialized Solutions (“TSS”), Titanium Technologies (“TT”), and Advanced Performance Materials (“APM”), today announced its financial results for the third quarter 2024 and provided an update on the Company’s corporate strategy.

Key Third Quarter 2024 Results & Highlights

•
Net Sales of $1.5 billion, in line with the corresponding prior-year quarter, with TSS achieving record third quarter Net Sales, driven by year-over-year growth of 21% in Opteon™ Refrigerants
•
Net Loss attributable to Chemours of $27 million or $0.18 per diluted share reflecting a non-cash impairment charge of $56 million1, compared with a Net Income attributable to Chemours of $12 million, or $0.08 per diluted share, in the corresponding prior-year quarter
•
Adjusted Net Income2 of $61 million, or $0.40 per diluted share, compared with $65 million, or $0.43 per diluted share, in the corresponding prior-year quarter
•
Adjusted EBITDA2,3 of $208 million compared to $2114 million in the corresponding prior-year quarter
•
Cash returned to shareholders through dividends of $38 million in the quarter

“In the third quarter, we delivered strong results, meeting our Net Sales expectations and exceeding our Adjusted EBITDA expectations. We set a Net Sales record for TSS5, driven by robust 21% year-over-year growth in Opteon™ Refrigerants and made steady progress in APM with high single-digit year-over-year growth in our Performance Solutions portfolio. Our TT segment delivered a 23% year-over-year increase in Adjusted EBITDA amid the lingering impacts of the now resolved Altamira temporary facility closure in the second quarter, underscoring our resilient and effective operational execution,” said Denise Dignam, Chemours President and CEO. “We are also outlining our refreshed corporate strategy, designed to position Chemours for sustainable growth and long-term value creation, with a sharpened focus on near-term execution.”

Total Chemours

	Q3 2024	Q3 2023	Y-o-Y % ∆	Q2 2024	Q-o-Q % ∆
Net Sales (millions)	$1,501	$1,487	1%	$1,538	(2)%
Adjusted EBITDA (millions)	$208	$211	(1)%	$206	1%

Third quarter 2024 Net Sales of $1.5 billion increased 1% compared to the prior-year quarter. A 5% increase in volume was partially offset by a 3% decrease in pricing, with currency a slight 1% headwind.

1 During the third quarter of 2024, the Company reviewed recently released third-party industry projections, which for hydrogen now reflect lower end-market demand as well as slower market growth through 2030 and a more uncertain long-term growth trajectory beyond 2030. In response to these negative market outlook developments as well as increased commercial headwinds due to limited cyclical end-markets recovery and competitive intensity, the Company has revised its financial projections for the Advanced Performance Materials business which includes reductions to its investment plans. The Company concluded that these market developments, as well as the Company's revised financial projections to reflect these events, represented a triggering event for the Company's Advanced Performance Materials reporting unit and associated goodwill, as well as the related asset group, during the third quarter of 2024. As a result of this triggering event, a non-cash charge of $56 million was recorded in the Advanced Performance Materials segment, reflecting the full amount of goodwill in that business.

2 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDA referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

3 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. See the corresponding reconciliation referenced in footnote #1.

4 The Company revised its September 30, 2023 non-GAAP Adjusted EBITDA calculation to (1) remove previous adjustments related to the write-off of certain raw materials and stores inventories and (2) correct the understatement of accrued liabilities for steam supplier contract litigation stemming from the decommissioning of the Kuan Yin, Taiwan manufacturing facility.

5 For the third quarter as a segment.

EXHIBIT 99.1

Third quarter 2024 Net Loss attributable to Chemours was $27 million or $0.18 per diluted share, reflecting an impairment charge of $56 million in the APM segment, compared to Net Income attributable to Chemours of $12 million, or $0.08 per diluted share, in the prior-year quarter. Adjusted EBITDA for the third quarter of 2024 was $208 million, compared to $211 million in the prior-year quarter. The decline in Adjusted EBITDA was primarily driven by lower pricing, and to a lesser degree, currency and portfolio changes, partially offset by increased volumes and reduced costs.

Thermal & Specialized Solutions

	Q3 2024	Q3 2023	Y-o-Y % ∆	Q2 2024	Q-o-Q % ∆
Net Sales (millions)	$460	$436	6%	$513	(10)%
Opteon™ Refrigerants	$205	$170	21%	$227	(10)%
Freon™ Refrigerants	$146	$170	(14)%	$173	(16)%
Foam, Propellants & Other	$109	$96	14%	$113	(4)%
Adjusted EBITDA (millions)	$141	$162	(13)%	$161	(12)%
Adjusted EBITDA Margin	31%	37%	(6) ppts	31%	(0) ppts

TSS segment third quarter 2024 Net Sales were $460 million, up 6% compared to the third quarter 2023. Net Sales growth was primarily driven by a volume increase of 8%, partially offset by a price decline of 2%, while currency impact remained relatively flat. The decline in pricing was largely attributed to softer Freon™ Refrigerant prices due to elevated market hydrofluorocarbon (HFC) inventory levels, partially offset by stronger Opteon™ Refrigerant pricing primarily in EMEA. Volume growth was driven by stronger demand for Opteon™ Refrigerants, supported by continued adoption in stationary end markets, as well as strong performance in Foam, Propellants, and Other (FP&O).

TSS segment third quarter 2024 adjusted EBITDA decreased 13% to $141 million compared to the prior year, with Adjusted EBITDA Margin down 6 percentage points to 31%. This decline was primarily driven by the previously mentioned decrease in Freon™ Refrigerant pricing, higher costs associated with securing additional near-term quota allowances and increased raw material costs. The decreases in segment Adjusted EBITDA and Adjusted EBITDA Margin were partially offset by volume increases in Opteon™ Refrigerants, supported by continued adoption of low GWP products, especially in the stationary end markets.

On a sequential basis, Net Sales decreased by 10%, driven by typical seasonal trends across refrigerants portfolios and the previously mentioned price declines in Freon™ Refrigerant pricing, partially offset by increased volumes in Opteon™ Refrigerant stationary end markets.

EXHIBIT 99.1

Titanium Technologies

	Q3 2024	Q3 2023	Y-o-Y % ∆	Q2 2024	Q-o-Q % ∆
Net Sales (millions)	$679	$690	(2)%	$673	1%
Adjusted EBITDA (millions)	$85	$69	23%	$80	6%
Adjusted EBITDA Margin	13%	10%	3 ppts	12%	1 ppt

TT segment third quarter 2024 Net Sales were $679 million, down 2% compared to the third quarter 2023. This decline was primarily driven by a 2% reduction in pricing. Volumes provided a 1% tailwind year-over-year, while unfavorable currency movements created a less than 1% headwind for the segment's Net Sales compared to the prior-year quarter.

Adjusted EBITDA increased 23% to $85 million compared to the prior year, while Adjusted EBITDA Margin also improved by 3 percentage points to 13%. The TT earnings increase was driven by cost savings realized through the TT Transformation Plan, which was partially offset by the impact of the previously mentioned decline in pricing as well as the $18 million of costs related to the unplanned weather-related downtime at our Altamira, Mexico manufacturing site.

On a sequential basis, Net Sales increased 1%, driven by a 1% increase in price.

Advanced Performance Materials

	Q3 2024	Q3 2023	Y-o-Y % ∆	Q2 2024	Q-o-Q % ∆
Net Sales (millions)	$348	$343	1%	$339	3%
Advanced Materials	$208	$214	(3)%	$206	1%
Performance Solutions	$140	$129	9%	$133	5%
Adjusted EBITDA (millions)	$39	$68	(43)%	$45	(13)%
Adjusted EBITDA Margin	11%	20%	(9) ppts	13%	(2) ppts

APM segment third quarter 2024 Net Sales were $348 million, up 1% compared to the third quarter of 2023. The change in Net Sales was primarily driven by a 9% increase in volume, partially offset by a 7% decrease in price, with currency fluctuations presenting a 1% headwind. Volume growth was seen across both Advanced Materials and Performance Solutions, while the price decline was attributed to soft market conditions in our macroeconomically exposed end markets and changes in product mix.

APM segment third quarter 2024 adjusted EBITDA decreased 43% to $39 million, with the Adjusted EBITDA Margin falling by 9 percentage points to 11%. This decline was primarily due to product mix and lower absorption of fixed costs.

On a sequential basis, Net Sales increased by 3%, driven by volume growth of 3% primarily within Performance Solutions, while both pricing and currency impacts remained unchanged.

Other Segment

The Performance Chemicals and Intermediates business in the Company’s Other Segment had Net Sales and Adjusted EBITDA for the third quarter 2024 of $14 million and $3 million, respectively.

EXHIBIT 99.1

Corporate Expenses6

Corporate Expenses were a $57 million offset to Adjusted EBITDA in the third quarter 2024, up $3 million versus the prior-year quarter.

Liquidity

As of September 30, 2024, consolidated gross debt was $4.1 billion. Debt, net of $596 million in unrestricted cash and cash equivalents, was $3.5 billion, resulting in a net leverage ratio of approximately 4.4x times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.2 billion, comprised of $596 million in unrestricted cash and cash equivalents and $652 million of revolving credit facility capacity, net of outstanding letters of credit. The Company retained $70 million in restricted cash and cash equivalents, including $50 million held in escrow under the terms of the Memorandum of Understanding (MOU) related to potential future legacy liabilities, and an additional $20 million representing its estimated interest in an escrow account for insurance proceeds.

Cash provided by operating activities for the third quarter of 2024 was $139 million compared to $131 million in the prior-year quarter. Capital expenditures for the third quarter of 2024 amounted to $76 million, compared to $86 million in the prior-year quarter. During the current quarter, the Company paid $38 million in dividends to shareholders.

Fourth Quarter 2024 Outlook

In the fourth quarter, TSS anticipates a sequential low-teens Net Sales decline driven by refrigerant seasonality, while expecting TSS to maintain overall double-digit year-over-year growth in Opteon™ Refrigerants. TSS Adjusted EBITDA is expected to decrease in the low-20% range sequentially due to refrigerant seasonality.

TT expects a mid- to high-single digit sequential Net Sales decline, with seasonality driving lower volumes, as well as impacts from mix of regional sales. Adjusted EBITDA is expected to decrease between mid-to-high teens, consistent with the referenced sequentially-lower volumes and mix.

APM expects a low-single digit Net Sales decline in the fourth quarter, driven by macro weakness in Advanced Materials end markets slightly offsetting increases in Performance Solutions. Adjusted EBITDA is anticipated to be broadly flat sequentially due to the favorable contribution from Performance Solutions sales and cost reduction efforts across the business.

The Company anticipates a consolidated Net Sales decrease in the mid to high-single digits sequentially, with consolidated Adjusted EBITDA down in the high teens to low 20% range compared with third quarter 2024 results. Corporate Expenses, as an offset to Adjusted EBITDA, are expected to be generally in line with the third quarter.

Overall unrestricted cash in the fourth quarter is anticipated to remain generally in line with the third quarter, generating a positive operating cash flow. Cash uses in the fourth quarter will be concentrated around planned maintenance activities and the expansion of TSS’s production site at Corpus Christi, Texas. The Company expects total capex in the fourth quarter to be in the range of approximately $100 million, due to elevated growth capital spend in TSS.

62024 consolidated Adjusted EBITDA also reflect additional unallocated costs of $5 million, $6 million and $3 million in Q1 2024, Q2 2024 and Q3 2024, respectively. These costs are reflected in consolidated Adjusted EBITDA results only.

EXHIBIT 99.1

Chemours Corporate Strategy Update

Chemours today also outlined a refreshed corporate strategy, “Pathway to Thrive,” which builds on the Company’s strong foundation in TSS, TT, and APM, and includes actionable steps to create short- and long-term value centered around four pillars: Operational Excellence, Enabling Growth, Portfolio Management and Strengthening the Long Term.

“Over the last several months, we have taken a hard look at the business to develop a strategy that will unlock value for shareholders and build on our commitments to the customers and communities we serve,” said Denise Dignam. “We have three strong businesses, a strong management team, good operational execution, and clear competitive differentiators that position us well to execute. Our strategy balances growth with disciplined capital allocation, including ongoing cost actions that are core to how we run our business.”

Operational Excellence: Chemours expects to achieve incremental run-rate cost savings of greater than $250 million across the Company from 2024 through 20277. This will include a continuation of successful cost reductions through the TT Transformation Plan, adding an incremental $100 million8 of anticipated cost savings, plus $150 million in targeted cost savings across the other businesses and corporate costs9.

The Company will apply a programmatic approach to achieve these targets, leveraging its manufacturing excellence, standardized operating model and continuous improvement to adapt to changing markets. Given progress on cost-out execution efforts as of the third quarter of 2024, the Company anticipates achieving 50% of the planned run-rate cost savings by the end of 2025.

Enabling Growth: Chemours is committed to strategically investing in high-return, innovative growth initiatives across its portfolio, targeting a sales CAGR exceeding 5% from 2024 to 2027. In the near term, the Company will prioritize expanding in rapidly growing end markets, concentrating on data center cooling, next-generation refrigerant, and semiconductor fabrication. Investments in these growth enablers will be guided by Chemours’ disciplined capital allocation program, with funding primarily from the Company’s strong cash flows and cost efficiency. By leveraging these growth opportunities and focusing on commercial effectiveness, Chemours will be poised to enhance its competitive positioning and capture significant market share in an evolving landscape.

Portfolio Management: The Company is strategically optimizing its portfolio by shifting its focus from products to applications in higher-growth, higher-margin markets. This will be paired with regular holistic portfolio analysis focused on asset base returns in order to drive shareholder value. The Company will also evaluate its asset footprint to ensure the asset base is best positioned to meet the Company’s future needs.

Strengthening the Long Term: Chemours has made measurable progress resolving legacy liabilities, highlighted in the national public water systems settlement finalized earlier this year. The Company will continue to prioritize seeking reasonable resolutions for the benefit of Chemours’ shareholders and other stakeholders. Chemours will also maintain its commitment to responsible manufacturing and continue to engage in advocacy efforts that create global awareness, as well as regulations and policies globally that recognize the criticality of the Company’s chemistries.

7 Cost savings applied on an Adjusted EBITDA basis with benefits not being realized until early 2025.

8 Expanding upon the $175 million plan previously announced in the third quarter of 2023, bringing total cost reductions to $275 million under the plan.

9 Restructuring costs associated with the APM business and corporate overheads are captured as a part of the 2024 Restructuring Program in the third quarter of 2024.

EXHIBIT 99.1

Conference Call

As previously announced, Chemours will hold a conference call and webcast on November 4, 2024, at 8:00 AM Eastern Standard Time. Access to the webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in providing industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and advanced electronics, general industrial, and oil and gas. Through our three businesses – Thermal & Specialized Solutions, Titanium Technologies, and Advanced Performance Materials – we deliver application expertise and chemistry-based innovations that solve customers’ biggest challenges. Our flagship products are sold under prominent brands such as Opteon™, Freon™, Ti-Pure™, Nafion™, Teflon™, Viton™, and Krytox™. Headquartered in Wilmington, Delaware and listed on the NYSE under the symbol CC, Chemours has approximately 6,100 employees and 28 manufacturing sites and serves approximately 2,700 customers in approximately 110 countries.

For more information, visit chemours.com or follow us on X (formerly Twitter) @Chemoursor LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the fourth quarter of 2024 and the Company’s strategy. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, remediation of material weaknesses and internal control over financial reporting, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, efforts to resolve outstanding or potential litigation, including claims related to legacy PFAS liabilities, plans for dividends, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and in our Annual Report on Form 10-K for the year ended December 31, 2023. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
Vice President, Investor Relations
+1.302.773.3309

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations & Reputation Leader
+1.302.219.7140
media@chemours.com

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$1,501	$1,487	$4,388	$4,666
Cost of goods sold	1,215	1,214	3,510	3,615
Gross profit	286	273	878	1,051
Selling, general, and administrative expense	135	165	416	1,067
Research and development expense	29	28	83	82
Restructuring, asset-related, and other charges	45	126	52	141
Goodwill impairment charge	56	—	56	—
Total other operating expenses	265	319	607	1,290
Equity in earnings of affiliates	11	13	34	38
Interest expense, net	(69)	(55)	(197)	(145)
Loss on extinguishment of debt	—	(1)	—	(1)
Other income, net	7	102	10	100
(Loss) income before income taxes	(30)	13	118	(247)
(Benefit from) provision for income taxes	(3)	1	24	(28)
Net (loss) income	(27)	12	94	(219)
Less: Net income attributable to non-controlling interests	—	—	—	1
Net (loss) income attributable to Chemours	$(27)	$12	$94	$(220)
Per share data
Basic (loss) earnings per share of common stock	$(0.18)	$0.08	$0.63	$(1.47)
Diluted (loss) earnings per share of common stock	(0.18)	0.08	0.63	(1.47)

The Chemours Company

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$596	$1,203
Restricted cash and restricted cash equivalents	20	604
Accounts and notes receivable, net	951	610
Inventories	1,438	1,352
Prepaid expenses and other	75	66
Total current assets	3,080	3,835
Property, plant, and equipment	9,545	9,412
Less: Accumulated depreciation	(6,372)	(6,196)
Property, plant, and equipment, net	3,173	3,216
Operating lease right-of-use assets	254	260
Goodwill	46	102
Other intangible assets, net	3	3
Investments in affiliates	190	158
Restricted cash and restricted cash equivalents	50	—
Other assets	667	677
Total assets	$7,463	$8,251
Liabilities
Current liabilities:
Accounts payable	$1,069	$1,159
Compensation and other employee-related cost	89	89
Short-term and current maturities of long-term debt	53	51
Current environmental remediation	119	129
Other accrued liabilities	447	1,058
Total current liabilities	1,777	2,486
Long-term debt, net	3,988	3,987
Operating lease liabilities	196	206
Long-term environmental remediation	448	461
Deferred income taxes	41	44
Other liabilities	354	328
Total liabilities	6,804	7,512
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 198,282,108 shares issued and 149,392,660 shares outstanding at September 30, 2024; 197,519,784 shares issued and 148,587,397 shares outstanding at December 31, 2023)	2	2
Treasury stock, at cost (48,889,448 shares at September 30, 2024 and 48,932,387 at December 31, 2023)	(1,805)	(1,806)
Additional paid-in capital	1,050	1,033
Retained earnings	1,763	1,782
Accumulated other comprehensive loss	(353)	(274)
Total Chemours stockholders’ equity	657	737
Non-controlling interests	2	2
Total equity	659	739
Total liabilities and equity	$7,463	$8,251

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities
Net income (loss)	$94	$(220)
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	223	233
Gain on sales of assets and businesses	(3)	(106)
Equity in earnings of affiliates, net	(31)	(32)
Loss on extinguishment of debt	—	1
Amortization of debt issuance costs and issue discounts	9	6
Deferred tax benefit	(34)	(137)
Asset-related charges	25	89
Stock-based compensation expense	12	13
Net periodic pension cost	2	8
Defined benefit plan contributions	(9)	(9)
Other operating charges and credits, net	(9)	(15)
Goodwill impairment	56	—
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(348)	(212)
Inventories and other current operating assets	(91)	71
Other non-current operating assets	48	59
(Decrease) increase in operating liabilities:
Accounts payable	(95)	(333)
Other current operating liabilities	(624)	660
Other non-current operating liabilities	4	(2)
Cash (used for) provided by operating activities	(771)	74
Cash flows from investing activities
Purchases of property, plant, and equipment	(251)	(235)
Proceeds from sales of assets and businesses	3	138
Foreign exchange contract settlements, net	—	(8)
Other investing activities	2	6
Cash used for investing activities	(246)	(99)
Cash flows from financing activities
Proceeds from issuance of debt	—	648
Debt repayments	(13)	(277)
Payments of debt issuance cost	—	(4)
Payments on finance leases	(9)	(8)
Proceeds from supplier financing program	67	70
Payments to supplier financing program	(80)	(72)
Purchases of treasury stock, at cost	—	(69)
Proceeds from exercised stock options, net	8	18
Payments related to tax withholdings on vested stock awards	(3)	(18)
Payments of dividends to the Company's common shareholders	(112)	(112)
Cash received from non-controlling interest shareholder	—	1
Other financing activities	21	—
Cash (used for) provided by financing activities	(121)	177
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(3)	(9)
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(1,141)	143
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	1,807	1,304
Cash, cash equivalents, restricted cash and restricted cash equivalents at September 30,	$666	$1,447

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$92	$76

Certain prior period amounts have been revised to correct for certain immaterial errors impacting previously issued financial statements, which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2023. Certain prior period amounts have been reclassified to conform to the current period presentation, the effect of which was not material to the Company’s interim consolidated financial statements.

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2024	2023	(Decrease)	2024	(Decrease)
Thermal & Specialized Solutions	$460	$436	$24	$513	$(53)
Titanium Technologies	679	690	(11)	673	6
Advanced Performance Materials	348	343	5	339	9
Other Segment	14	18	(4)	13	1
Total Net Sales	$1,501	$1,487	$14	$1,538	$(37)

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2024	2023	(Decrease)	2024	(Decrease)
Thermal & Specialized Solutions	$141	$162	$(21)	$161	$(20)
Titanium Technologies	$85	$69	$16	$80	$5
Advanced Performance Materials	$39	$68	$(29)	$45	$(6)
Other Segment	$3	$2	$1	$3	$—

Quarterly Change in Net Sales from the three months ended September 30, 2023

	September 30, 2024	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2023	Price	Volume	Currency	Portfolio
Total Company	$1,501	1%	(3)%	5%	(1)%	—%

Thermal & Specialized Solutions	$460	6%	(2)%	8%	—%	—%
Titanium Technologies	679	(2)%	(2)%	1%	(1)%	—%
Advanced Performance Materials	348	1%	(7)%	9%	(1)%	—%
Other Segment	14	(22)%	—%	14%	—%	(36)%

Quarterly Change in Net Sales from the three months ended June 30, 2024

	September 30, 2024	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2024	Price	Volume	Currency	Portfolio
Total Company	$1,501	(2)%	—%	(2)%	—%	—%

Thermal & Specialized Solutions	$460	(10)%	(2)%	(8)%	—%	—%
Titanium Technologies	679	1%	1%	—%	—%	—%
Advanced Performance Materials	348	3%	—%	3%	—%	—%
Other Segment	14	8%	8%	—%	—%	—%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net (Loss) Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as (loss) income before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net (loss) income attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Nine Months Ended		Twelve Months Ended
	September 30,		June 30,	September 30,		September 30,
	2024	2023	2024	2024	2023	2024	2023
(Loss) income before income taxes	$(30)	$13	$82	$118	$(247)	$48	$(316)
Net (loss) income attributable to Chemours	$(27)	$12	$70	$94	$(220)	$77	$(316)
Non-operating pension and other post-retirement employee benefit (income) cost	(2)	1	(2)	(4)	1	(6)	—
Exchange losses, net	—	9	7	6	21	23	47
Restructuring, asset-related, and other charges (1)	43	127	3	51	142	61	143
Goodwill impairment charge (2)	56	—	—	56	—	56	—
Loss on extinguishment of debt	—	1	—	—	1	—	1
Gain on sales of assets and businesses, net (3)	—	(106)	—	(3)	(106)	(7)	(101)
Transaction costs (4)	—	7	—	—	7	9	7
Qualified spend recovery (5)	(7)	(11)	(8)	(22)	(43)	(33)	(60)
Litigation-related charges (6)	1	31	(16)	(15)	675	74	714
Environmental charges (7)	—	8	—	—	9	—	31
Adjustments made to income taxes (8)	1	(1)	(4)	(2)	(5)	(15)	34
(Benefit from) provision for income taxes relating to reconciling items (9)	(4)	(13)	7	5	(104)	(27)	(120)
Adjusted Net Income	61	65	57	166	378	212	380
Net income attributable to non-controlling interests	—	—	—	—	1	—	1
Interest expense, net	69	55	66	197	145	261	186
Depreciation and amortization	78	76	74	223	233	297	307
All remaining provision for income taxes (9)	—	15	9	21	81	13	84
Adjusted EBITDA	$208	$211	$206	$607	$838	$783	$958

Total debt principal						$4,078	$4,031
Less: Cash and cash equivalents						(596)	(852)
Total debt principal, net						$3,482	$3,179

Net Leverage Ratio (calculated using GAAP earnings) (10)						72.5x	(10.1)x
Net Leverage Ratio (calculated using Non-GAAP earnings) (10)						4.4x	3.3x

GAAP Net (Loss) Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)

(1)
For the twelve months ended September 30, 2024, restructuring, asset-related, and other charges primarily includes charges related to the 2024 Restructuring Program, Titanium Technologies Transformation Plan and shutdown of a production line at the Company's El Dorado site. For the twelve months ended September 30, 2023, restructuring, asset-related, and other charges primarily includes charges related to the Titanium Technologies Transformation Plan, 2023 Restructuring Program and our decision to abandon implementation of our new ERP software platform. Refer to "Note 5 – Restructuring, Asset-related, and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 for further details.
(2)
Represents a non-cash goodwill impairment charge in the Advanced Performance Materials reporting unit, which is discussed further in "Note 11 – Goodwill and Other Intangibles, Net" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.
(3)
For the twelve months ended September 30, 2024, gain on sales of assets and businesses, net includes pre-tax gain on sale of $106 million related to the Glycolic Acid Transaction. Refer to "Note 5 – Restructuring, Asset-related, and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 for further details.
(4)
For the twelve months ended September 30, 2024, transaction costs includes $9 million of third-party costs related to the Titanium Technologies Transformation Plan. For the twelve months ended September 30, 2023, transaction costs includes $7 million of costs associated with the New Senior Secured Credit Facilities entered into during 2023, which is discussed in further detail in "Note 20 – Debt" to the Consolidated Financial Statements in our Annual Report on Form 10-K.
(5)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 18 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.
(6)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the twelve months ended September 30, 2024, litigation-related charges primarily includes a $29 million accrual related to the Ohio MDL, $44 million of benefits related to insurance recoveries, $55 million of charges related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of Ohio's agreement entered into in November 2023, $13 million related to the Company's portion of the supplemental payment to the State of Delaware, $18 million for other PFAS litigation matters, and $3 million of other litigation matters. For the twelve months ended September 30, 2023, litigation-related charges primarily includes the $592 million accrual related to the United States Public Water System Class Action Suit Settlement plus $24 million of third-party legal fees directly related to the settlement, $20 million associated with the Company's portion of the potential loss in the single matter not included in the Leach settlement, $60 million for other PFAS litigation matters and $17 million of other litigation matters. See "Note 18 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.
(7)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain environmental remediation expenses at various sites. For the twelve months ended September 30, 2023, environmental charges include $19 million related to off-site remediation costs at Fayetteville. See "Note 18 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.
(8)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(9)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(10)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by (loss) income before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP (Loss) Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2024	2023	2024	2024	2023
Numerator:
Net (loss) income attributable to Chemours	$(27)	$12	$70	$94	$(220)
Adjusted Net Income	61	65	57	166	378
Denominator:
Weighted-average number of common shares outstanding - basic	149,697,616	148,623,633	149,413,167	149,383,146	148,929,580
Dilutive effect of the Company's employee compensation plans (1)	482,579	1,562,005	709,893	735,880	1,753,788
Weighted-average number of common shares outstanding - diluted (1)	150,180,195	150,185,638	150,123,060	150,119,026	150,683,368

Basic (loss) earnings per share of common stock (2)	$(0.18)	$0.08	$0.47	$0.63	$(1.47)
Diluted (loss) earnings per share of common stock (1) (2)	(0.18)	0.08	0.46	0.63	(1.47)
Adjusted basic earnings per share of common stock (2)	0.40	0.44	0.38	1.11	2.55
Adjusted diluted earnings per share of common stock (1) (2)	0.40	0.43	0.38	1.10	2.52
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended September 30, 2024 and nine months ended September 30, 2023. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended September 30, 2024 and nine months ended September 30, 2023 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted (loss) earnings per share are calculated based on unrounded numbers.